CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 27, 2000 (except for Note A, as to which the date is April 5, 2000) accompanying the consolidated financial statements of Milestone Scientific Inc. and Subsidiaries appearing in the Annual Report on Form 10-KSB/A as amended and restated for the year ended December 31, 1999, as filed on December 21, 2000, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

New York, New York
January 30, 2001